   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No Fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

     On February 12, 1998, American International Group, Inc. ("AIG") submitted the following letter regarding the application of AIG to acquire control of American Bankers Insurance Group, Inc. ("American Bankers") to state insurance commissioners in Arizona, Florida, Georgia, New York, South Carolina and Texas, and (under cover of the letter from Maurice R. Greenberg which follows) to the members of the board of directors of American Bankers.

                [LETTERHEAD OF AMERICAN INTERNATIONAL GROUP, INC.]




                                                February 11, 1998




To:     Members of the Board of Directors of
        American Bankers Insurance Group, Inc.



        We are delighted that you continue to believe, as we do, that AIG "represents a strong long-term strategic partner for the Company" and that the merger we mutually agreed upon will provide the Company with access to capital on more favorable terms and provide its employees with the opportunity to expand the Company's business beyond its domestic market.

        We also share your questions and concerns regarding Cendant's fitness to own an insurance company. We know that you take seriously your obligations to policyholders: American Bankers is a highly respected insurance company -- not a car rental company or a hotel and travel services company. We also know that the kind of financial engineering that can create a company with negative net tangible assets can sometimes impress Wall Street (at least for some period of time) but not policyholders or the people charged with considering their best interests.

        Given the concerns you have expressed, I am enclosing for your information a copy of a letter AIG is sending to the insurance commissioners of the relevant states raising and expanding upon many of the questions you also have raised. We hope that you will continue to urge upon the various state regulators the need for a very thorough investigation of Cendant's attempt to own American Bankers.

        Again, we deeply appreciate your continued belief in the strategic soundness of the merger with us and are confident that when the facts are fully developed, our mutual vision for American Bankers will be fulfilled.




                                         /s/ M.R. Greenberg
                                         ------------------------------------
                                         M.R. Greenberg
                                         Chairman and Chief Executive Officer

                                                              February 11, 1998


Commissioner William Nelson                 Director John A. Greene
Department of Insurance                     State of Arizona
State Treasurer's Office                    Department of Insurance
State of Florida                            2910 North 44th Street, Suite 210
State Capitol                               Phoenix, Arizona  85018-7526
Plaza Level Eleven
Tallahassee, Florida 32399-0300

Commissioner John Oxendine                  Superintendent Neil D. Levin
Department of Insurance                     Department of Insurance
State of Georgia                            State of New York
2 Martin Luther King, Jr. Dr.               25 Beaver Street
Floyd Memorial Building                     New York, New York  10004
704 West Tower
Atlanta, Georgia 30334

Director Lee P. Jedziniak                   Commissioner Elton Bomer
State of South Carolina                     Texas Department of Insurance
Department of Insurance                     P.O. Box 149104
1612 Marion Street                          Austin, Texas 78714-9104
P.O. Box 100105
Columbia, South Carolina 29202-3105

         Re: Application of American International Group, Inc. to Acquire Control of American Bankers Insurance Group, Inc.

Honorable Gentlemen:

         American International Group, Inc. ("AIG") writes to request that you promptly approve AIG's application to acquire American Bankers Insurance Group, Inc. ("ABIG").

         AIG has completed its application for change of control in each of your states. AIG believes the AIG/ABIG merger is in the best interests of the ABIG insurance subsidiaries domiciled in your states (the "Domestic Insurers")1 and their policyholders ("ABIG policyholders"). ABIG has not requested hearings on AIG's application because ABIG believes the AIG/ABIG merger would substantially benefit ABIG policyholders and the Domestic Insurers.2 To assist your final determination with respect to AIG's application, AIG briefly sets forth the following information, which demonstrates that it is in the best interest of ABIG's policyholders that ABIG be acquired by AIG:

A.  FINANCIAL CONDITION OF AIG

         AIG offers ABIG's policyholders unmatched capital strength. At December 31, 1997, AIG had total GAAP stockholders' equity of approximately $24 billion of which $23 billion was utilized in general and life insurance operations. AIG has AAA long-term debt ratings by Standard & Poor's and Moody's, and each of its principal domestic insurance company subsidiaries has AAA claims paying ratings from S&P and Moody's and an A++ claims paying rating by A.M. Best (the highest ratings).

--------
1. The Domestic Insurers are (1) Florida: American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Voyager Service Warranties, Inc.; (2) Arizona: American Reliable Insurance Company and Condeaux Life Insurance Company; (3) Georgia: Voyager Indemnity Insurance Company, Voyager Life and Health Insurance Company, and Voyager Life Insurance Company; (4) New York: Bankers American Life Assurance Company; (5) South Carolina: Voyager Property & Casualty Insurance Company; and (6) Texas: Financial Insurance Exchange.

2. AIG believes that Cendant's acquisition of ABIG would be extremely prejudicial to the policyholders and financial strength of the Domestic Insurers. By separate letter delivered to you today, AIG urges that you disapprove Cendant's application.

Upon public announcement of the AIG/ABIG merger, Standard & Poor's placed ABIG's ratings on Credit Watch with positive implications. A table listing AIG's principal insurance subsidiaries and their respective ratings is attached as
Exhibit 1.

         As ABIG indicates in its Proxy Statement seeking approval for the AIG/ABIG merger, one of the primary reasons that the ABIG Board recommended approval of the merger with AIG was AIG's strong ratings:

         The American Bankers Board also considered that AIG's long-term debt rating and the claims paying ratings of AIG's insurance subsidiaries were substantially higher than the comparable ratings of American Bankers. The American Bankers Board believed that such higher long-term debt rating would enable American Bankers to have access to capital on more favorable terms and such higher claims-paying ratings would enhance sales of American Bankers' insurance products.3

B.  COMPETENCE AND EXPERIENCE IN MANAGEMENT OF INSURANCE COMPANIES

         AIG is the largest insurance organization in the United States in terms of market capitalization. AIG companies have had worldwide insurance operations for more than half a century, and AIG is widely recognized as one of the most prudently managed and operated insurance and financial services companies in the world. AIG's general insurance operations are among the largest underwriters of general insurance in the United States, and its international property-casualty network and life insurance operations are the most extensive of any insurance organization in the world. Since 1983, AIG and its subsidiaries have continuously maintained the highest financial and claims paying ratings given by the primary ratings agencies. This is particularly significant given

--------
3.  ABIG Proxy Statement (Feb. 6, 1998), p. 26 (attached as Exhibit 2).

the many downturns and upswings the industry has experienced during this period. AIG has a long history of growing insurance businesses and is in a unique position to support the growth of ABIG. AIG does not have to look to ABIG's revenues for dividends or to pay AIG's obligations. As the ABIG Board noted in its February 6, 1998 letter to ABIG shareholders and Item 4 to ABIG's Schedule 14D-9:

         The Board of Directors continues to believe [the AIG/ABIG Merger] represents a more attractive alternative than operating on a stand-alone basis because:

         o AIG represents a strong long-term strategic partner for the Company and AIG is a market leader in the insurance industry with an excellent and long-standing operating history;

         o AIG has extensive knowledge of and experience in regulatory matters; . . .

         o The Board believes that a combination with AIG would allow access to AIG's considerable international experience and substantial resources, at a time of industry consolidation, which would enable the Company to expand beyond the domestic market. The Board of Directors also believes that a combination with AIG would allow the Company to enjoy opportunities for operating efficiencies and synergies as a result of the Proposed AIG Merger, particularly in the international distribution of the Company's products.4

         As reflected by the following chart, AIG currently has experience underwriting and paying claims in each of ABIG insurance subsidiaries' respective lines of business:


--------
4.  ABIG Schedule 14D-9 (Feb. 6, 1998) pp. 4-5 (excerpt attached as Exhibit 3).

                                               LINES IN WHICH
                                                   AIG HAS
                                           UNDERWRITING AND CLAIMS
ABIG'S LINES OF BUSINESS                      PAYING EXPERIENCE
------------------------------------------------------------------
Credit Life                                          x/
------------------------------------------------------------------
Credit Accident & Health                             x/
(Life)
------------------------------------------------------------------
Group Life                                           x/
------------------------------------------------------------------
Mortgage Accident &                                  x/
Health
------------------------------------------------------------------
Group Accident & Health                              x/
------------------------------------------------------------------
Credit Unemployment                                  x/
------------------------------------------------------------------
Credit Property                                      x/
------------------------------------------------------------------
Extended Service                                     x/
Contracts
------------------------------------------------------------------
Mobile home Physical                                 x/
Damage
------------------------------------------------------------------
Credit Accident & Health                             x/
(P&C)
------------------------------------------------------------------

C.  FORM A PLANS FOR ABIG'S BUSINESS

         AIG has clearly stated its plans for ABIG in its Form A. AIG presently intends that ABIG will continue its businesses in the manner currently conducted and with its present management.5 Pursuant to AIG's proposed acquisition, the directors and

--------
5. AIG has agreed to implement ABIG's own pre-transaction intention that Condeaux Life Insurance Company will pay an extraordinary dividend and be dissolved in the first half of 1998. The fact that AIG is going to follow ABIG's business plan in paying this dividend demonstrates that AIG has confidence in and commitment to ABIG's management.

officers of ABIG would become directors and officers of the surviving entity, and AIG would appoint two additional directors to the board of the surviving entity.

         We urge you to approve AIG's application forthwith.

                                       AMERICAN INTERNATIONAL GROUP, INC.

                                       /s/ MAURICE R. GREENBERG
                                       -----------------------------------------
                                       Maurice R. Greenberg,
                                       Chairman and Chief Executive Officer


cc:  Mr. R. Kirk Landon
     (Chairman of the Board of Directors,
     American Bankers Insurance Group, Inc.)

                                                                       EXHIBIT 1
American International Group

                                Property Casualty
                            Best's Insurance Reports
                                  1996 Edition

American International Group

                          AMERICAN INTERNATIONAL GROUP
                 70 Pine Street, 18th Floor, New York, NY 10270
                 Tel: 212-770-7000 Fax: 212-349-4907 AMB#: 05953
                     World Wide Web Site: http://www.aig.com
Publicly Traded Corporation: American International Group, Inc.        NYSE: AIG

                                 CURRENT RATING

Based on our current opinion of the groups financial condition and operating performance, it is assigned a Best's Rating of A++ (Superior). The group's Financial Size Category is Class XV. Refer to the Preface for a complete explanation of Best's Rating system and procedure.

                               RATING UNIT MEMBERS

American International Group      (AMB# 05953):

AMD#              COMPANY                             RATING            POOL%

02351             National Union Fire Ins Co Pa       A++      g        38.00
02034             American Home Assurance Co          A++      g        36.00
04000             Commerce and Industry Ins Co        A++      g        10.00
02035             Ins Co of the State of PA           A++      g        5.00
02349             Birmingham Fire Ins Co of PA        A++      g        5.00
02363             New Hampshire Insurance Co          A++      g        5.00
02389             AIU Insurance Company               A++      g        1.00
02359             American Int'l Pacific Ins Co       A++      g
02833             American Int'l South Ins Co         A++      g
03535             American Int'l Specialty Lines      A++      g
00180             Audubon Insurance Company           A++      g
11984             AIG Global Trade & Pol. Risk        A++      g
10587             China America Ins Co Ltd.           A++      g
02360             Granite State Insurance Co          A++      g
02361             Illinois National Ins Co.           A++      g
03756             Landmark Insurance Company          A++      g
04292             A.I. Lloyd's Insurance Company      A++      r
04121             Audubon Indemnity Company           A++      r
10725             National Union Fire Ins of LA       A++      r

                                                                       EXHIBIT 2

                             DATED JANUARY 30, 1998
                     AMERICAN BANKERS INSURANCE GROUP, INC.
                                 PROXY STATEMENT
                         ------------------------------
                       AMERICAN INTERNATIONAL GROUP, INC.
                                   PROSPECTUS

      This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of $3.125 Series B Cumulative Convertible Preferred Stock, no par value (the "Preferred Stock"), and the holders of Common Stock, par value $1.00 per share (the "Common Stock"), of American Bankers Insurance Group, Inc., a Florida corporation ("American Bankers"), in connection with the solicitation of proxies by the Board of Directors of American Bankers (the "American Bankers Board") for use at the special meeting of holders of Preferred Stock and at any and all adjournments or postponements thereof (the "Preferred Shareholders Special Meeting") to be held at 10:00 a.m., Eastern time, on March 4, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596 and at the special meeting of holders of Common Stock and at any and all adjournments or postponements thereof (the "Common Shareholders Special Meeting" and, together with the Preferred Shareholders Special Meeting, the "Special Meetings") to be held at 10:00 a.m., Eastern time, on March 6, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596.

      This Proxy Statement/Prospectus also constitutes the Prospectus of American International Group, Inc. ("AIG") for use in connection with the offer and issuance of shares of $3.125 Cumulative Convertible Serial Preferred Stock, Series C, par value $5.00 per share (the "AIG Series C Preferred Stock"), and shares of Common Stock, par value $2.50 per share (the "AIG Common Stock"), of AIG pursuant to the merger (the "Merger") of American Bankers with and into AIGF, Inc., a Florida corporation and a newly formed, wholly-owned subsidiary of AIG ("AIGF"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998, among American Bankers, AIG and AIGF, a copy of which is attached hereto as Appendix I.

      As a result of the Merger, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) (other than shares owned by AIG, AIGF or any other direct or indirect subsidiary of AIG (the "AIG Companies") or owned by American Bankers or any direct or indirect subsidiary of American Bankers (the "American Bankers Companies") and in each case not held on behalf of third parties (collectively, the "Excluded Preferred Shares")) shall be converted into, and become exchangeable for, one share of AIG Series C Preferred Stock. The AIG Series C Preferred Stock will contain terms substantially similar to the terms of the Preferred Stock (after making appropriate conversion adjustments) and will be convertible into AIG Common Stock.

      As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the AIG Companies or the American Bankers Companies and in each case not held on behalf of third parties (collectively, the "Excluded Common Shares" and, together with the Excluded Preferred Shares, the "Excluded Shares")) shall be converted into, and become exchangeable for, at the election of such holder, and subject to certain limitations and procedures more fully described in this Proxy Statement/Prospectus, (i) $47.00 in cash, without interest, subject to a maximum number of shares of Common Stock that can be converted into cash (in excess of which shares will be converted into AIG Common Stock) or (ii) AIG Common Stock with a value of $47.00 (based on a specific ten day averaging period for AIG Common Stock), subject to AIG's right, in certain circumstances and subject to certain limitations, to pay a portion of such consideration in cash in lieu of AIG Common Stock. Holders of Common Stock shall receive cash in lieu of fractional shares of AIG Common Stock otherwise payable.

     HOLDERS OF PREFERRED STOCK AND COMMON STOCK ARE STRONGLY URGED TO READ
     AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 19.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                 STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

      This Proxy Statement/Prospectus, the Notice of Special Meeting of Preferred Shareholders, the Notice of Special Meeting of Common Shareholders. the accompanying forms of proxy and the Election Form and Letter of Transmittal are first being mailed to shareholders of American Bankers on or about February 2, 1998.

        The date of this Proxy Statement/Prospectus is January 30, 1998.

ment/Prospectus have been prepared by, and are the responsibility of, American Bankers' management. Price Waterhouse LLP has neither examined nor compiled these projections, and accordingly, Price Waterhouse LLP does not express an opinion or any other form of assurance with respect thereto. The Price Waterhouse LLP report incorporated by reference in this Proxy Statement/Prospectus relates to the American Bankers historical financial data. It does not extend to the projections and should not be read to do so. The Projections were prepared for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based upon actual experience and business development. In addition, because the assumptions underlying the Projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of American Bankers and AIG, there can be no assurance that the results contemplated by the Projections set forth above will be realized. Accordingly, there may be differences between actual results and the results contemplated by the Projections, and actual results may be materially higher or lower than those set forth above. American Bankers his informed AIG that, despite the publication of the portion of the Projections covering results for the year ended December 31, 1997, it does not intend to disclose publicly whether its actual results for that year will vary from the Projections other than through the release of actual results in the ordinary course of business.

      In connection with its consideration of the Merger, management of American Bankers subsequently prepared revised projections of American Bankers' financial condition and results of operations for the five-year period that differ from the Projections primarily in that they reflect lower estimated revenue and net income for the years in the period following 1999 as a result of management's using different assumptions regarding the prospects for revenue growth for those years. These revised projections were prepared in response to hypothetical questions from members of the American Bankers Board concerning the prospects of American Bankers assuming slower growth than American Bankers had historically achieved. These revised projections were not provided to AIG, but were provided to Salomon Smith Barney in connection with the preparation of its fairness opinion.

Reasons for the Merger; Recommendation of the American Bankers Board

      In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the American Bankers Board consulted with American Bankers management, as well as Dewey Ballantine LLP and Salomon Smith Barney, and considered a number of factors, including the following. In view of the wide variety of factors considered in connection with the Merger, the American Bankers Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

            (i) American Bankers' Business, Condition and Prospects. The American Bankers Board considered information with respect to the financial condition, results of operations and business of American Bankers, on both an historical and prospective basis, and current industry, economic and market conditions, including American Bankers' market position in the domestic credit insurance market and the recent emphasis on developing international credit insurance markets for American Bankers. The members of the American Bankers Board were familiar with and knowledgeable about American Bankers' business and affairs and further reviewed these matters in the course of their deliberations. The American Bankers Board considered American Bankers' historical growth and the capital requirements which would be needed to sustain a similar level of growth in the future, given the dominant position held by American Bankers in the domestic credit insurance market. The American Bankers Board noted that there could be no assurance as to American Bankers' access to such capital on acceptable terms.

            (ii) Potential Synergies. The American Bankers Board considered that a combination with AIG would allow access to AIG's considerable international experience and substantial resources, at a time of industry consolidation, which would enable American Bankers to expand beyond the domestic market. The American Bankers Board also considered that a combination with AIG would allow American Bankers to enjoy opportunities for operating efficiencies and synergies as a result of the Merger, particularly in the international distribution of American Bankers' products.

            (iii) AIG's Business, Condition and Prospects. The American Bankers Board considered information with respect to the financial condition. results of operations and business of AIG. Management and Salomon Smith Barney made presentations to and provided the American Bankers Board with information regarding AIG's financial condition and prospects after conducting due diligence with representatives of AIG. Salomon Smith Barney also advised the American Bankers Board concerning research analysts' views of AIG. In evaluating AIG's prospects, the American Bankers Board considered, among other things, its international experience and its depth of knowledge and experience in regulatory matters. The American Bankers Board also considered that AIG's long-term debt rating and the claims paying ratings of AIG's insurance subsidiaries were substantially higher than the comparable ratings of American Bankers. The American Bankers Board believed that such higher long-term debt rating would enable American Bankers to have access to capital on more favorable terms and such higher claims-paying ratings would enhance sales of American Bankers' insurance products.

            (iv) Terms of the Merger. The American Bankers Board considered the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Voting Agreement. The American Bankers Board considered the fact that the terms of the Merger permit holders of Common Stock to continue to hold a common equity interest in AIG following the Merger, thus enabling holders of Common Stock to participate in the synergies expected to result from the combination of the two companies. The American Bankers Board considered the terms of the Merger Agreement that permit the American Bankers Board, subject to the limitations described below in "The Merger Agreement -- Agreement Not to Solicit Other Offers", to receive unsolicited inquiries and proposals from, and negotiate and give information to, third parties. The American Bankers Board further considered that the total amount which could be realized by AIG pursuant to the termination fee and the Stock Option Agreement was capped at $66 million. The American Bankers Board found reasonable the views of Dewey Ballantine LLP and Salomon Smith Barney that a $66 million termination fee was within the range of fees payable in comparable transactions and that the fee, in conjunction with the Stock Option Agreement and the Voting Agreement, would not in and of itself preclude alternative proposals, although the American Bankers Board did note that the exercise by AIG of the option contemplated by the Stock Option Agreement would prevent any third party from engaging in a transaction with American Bankers which could be accounted for as a "pooling of interests," making any such alternative proposal less likely. The American Bankers Board further considered that AIG had stated that it would not enter into a transaction which did not include provisions similar to the termination fee, Stock Option Agreement and Voting Agreement. The American Bankers Board also considered the fact that under the terms of the Merger Agreement, the holders of Preferred Stock will receive AIG Series C Preferred Stock with substantially similar terms as the Preferred Stock (after making appropriate conversion adjustments), except that the AIG Series C Preferred Stock will be convertible into shares of AIG Common Stock. The American Bankers Board further considered that the Merger (unless it is restructured as described below in "The Merger Agreement Alternative Transaction Structure" following a failure of the holders of Preferred Stock to approve the Merger Agreement and the Merger) generally is not expected to result in federal income taxes to the extent that holders of Common Stock receive AIG Common Stock (although the Board did note that any cash received by holders of Common Stock would be taxable to such holders, as described below in "The Merger--Certain Tax Consequences" to the extent of any gain that such holders may have on their Common Stock). The American Bankers Board noted the "cash election" feature of the Merger, which allows, subject to certain limitations, holders of Common Stock to elect to receive either cash or shares of AIG Common Stock. Finally, the American Bankers Board considered AIG's agreement to appoint all of the existing directors of American Bankers to the Board of Directors of the Surviving Corporation immediately following consummation of the Merger.

            (v) Opinion of Salomon Smith Barney. The American Bankers Board considered the oral opinion delivered on December 21, 1997 by Salomon Smith Barney (which it subsequently confirmed by delivery of a written opinion dated December 21, 1997) that as of the date of such opinion, and based upon and subject to certain matters stated therein, the Common Stock Merger Consideration (as defined in such opinion) is fair, from a financial point of view, to the holders of Common Stock and the Preferred Stock Merger Consideration (as defined in such opinion) is fair, from a financial point of view, to the holders of Preferred Stock. The American Bankers Board also considered the oral and written presentations made to it by Salomon Smith Barney. See "The Merger--Opinion of American Bankers' Financial Advisor." A copy of Salomon Smith Barney's written opinion to the American Bankers Board, dated December 21, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix IV to this Proxy Statement/Prospectus and is incorporated herein by reference.

            (vi) Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Common Stock. The American Bankers Board reviewed the historical market prices and recent trading activity of the Common Stock, and noted that the Common Stock was trading in general in the period preceding the announcement of the Merger at historically high levels. The American Bankers Board considered the fact that the value to be received per share of Common Stock represented a significant premium over the trading levels of the Common Stock during the six-month period preceding the public announcement of the Merger. The American Bankers Board also considered the fact that the Merger Agreement fixes a value of $47.00 for each share of Common Stock outstanding, so that holders of Common Stock are not at risk if the market price of AIG Common Stock were to decline between the date of the Merger Agreement and the Effective Time.

            (vii) Countervailing Considerations. The American Bankers Board considered certain factors that might be characterized as countervailing factors, including:

                  (a) The fact that AIG's price/earnings ratio is currently at an historically high level. The American Bankers Board noted that it might be problematic for AIG to maintain this high level, and that if the high level is not maintained by AIG, it is possible that the market price of the AIG Common Stock could drop in the future from its current levels.

                  (b) The recent turmoil in the financial markets in Asia, which may have a negative effect on the business of AIG and could have a negative effect on the price of AIG Common Stock. In this regard the American Bankers Board noted the large amount of business conducted in Asia by AIG.

                  (c) The fact that under the terms of the Merger Agreement, under certain circumstances described below in "The Merger Agreement," a portion of the consideration paid to holders of Common Stock may be paid in cash at the election of AIG, and that such cash consideration would be taxable to the holders of Common Stock.

                  (d) The fact that, if the Merger Agreement and the Merger are not approved by the holders of Preferred Stock, the Merger Agreement provides that the transaction will be restructured as described below in "The Merger Agreement -- Alternative Transaction Structure," without any further action, including any action by the American Bankers Board. In that regard, the American Bankers Board noted that the transaction as restructured would not require the approval of the holders of the Preferred Stock, but would still require the approval of the holders of Common Stock. The American Bankers Board further noted that the transaction as restructured would be taxable to holders of Common Stock to the extent of any gain they may have on their Common Stock, as described more fully below in "The Merger Agreement -- Alternative Transaction Structure."

            (viii) Conflicts of Interest. The American Bankers Board reviewed the matters discussed below in "The Merger -- Interests of Certain Persons in the Merger" and determined that such matters did not affect the American Bankers Board's assessment of the Merger and the value which it presented to holders of Preferred Stock and Common Stock.

      THE AMERICAN BANKERS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERICAN BANKERS AND ITS SHAREHOLDERS (INCLUDING HOLDERS OF BOTH PREFERRED STOCK AND COMMON STOCK), AND RECOMMENDS THAT HOLDERS OF PREFERRED STOCK AND COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                                                       EXHIBIT 3

                [LETTERHEAD OF AMERICAN BANKERS INSURANCE GROUP]

                                                                  R. KIRK LANDON
                                                           Chairman of the Board

                                                                February 6, 1998

Dear Common Stockholder:

      On January 27, 1998, Cendant Corporation launched an unsolicited $58 per share tender offer for 51% of the common stock of American Bankers Insurance Group, Inc. As you know, we had previously announced a planned merger with a subsidiary of American International Group, Inc. in which each share of American Bankers common stock would be converted into cash and/or AIG common stock with a value equal to $47.

      Your Board of Directors has determined at this time that it is unable to take a position with respect to the tender offer by Cendant and is making no recommendation with respect to the Cendant offer. The reasons for this decision are set forth in Item 4 of the enclosed Schedule 14D-9. This decision is based upon the fact that the Board of Directors has been unable to assess several aspects of the Cendant tender offer.

      The combination of the AIG merger agreement and the Cendant tender offer makes for a complex situation. We will keep you advised of future developments and we thank you for your continued support.

                                         Very truly yours,

                                         R. Kirk Landon,
                                         Chairman of the Board

Member Companies: American Bankers Life Assurance Company of Florida o American Bankers Insurance Company of Florida

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------

                                 SCHEDULE 14D-9

                Solicitation/Recommendation Statement Pursuant to
             Section 14(d)(4) of the Securities Exchange Act of 1934

                           AMERICAN BANKERS INSURANCE
                                   GROUP, INC.
                            (Name of Subject Company)

                           AMERICAN BANKERS INSURANCE
                                   GROUP, INC.
                      (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share, Including the Associated Series A Participating Preferred Stock Purchase Rights
                         (Title of Class of Securities)

                                   24456 10 5
                      (Cusip Number of Class of Securities)

                                GERALD N. GASTON
              Vice Chairman, President and Chief Executive Officer
                     American Bankers Insurance Group, Inc.
                             11222 Quail Roost Drive
                              Miami, FL 33157-6596
                                 (305) 253-2244
       (Name, address and telephone number of person authorized to receive notice and communications on behalf of person(s) filing statement)

                                -----------------

                                   Copies to:

   MORTON A. PIERCE, ESQ.                         JOSEPHINE CICCHETTI, ESQ.
 JONATHAN L. FREEDMAN, ESQ.                   Jorden Burt Berenson & Johnson LLP
    Dewey Ballantine LLP                        777 Brickell Avenue, Suite 500
1301 Avenue of the Americas                            Miami, FL 33131
     New York, NY 10019                                 (305) 371-2600
       (212) 259-8000

================================================================================

      Mr. James F. Jorden, a director of American Bankers, is the Managing Senior Partner of the law firm of Jorden Burt Berenson & Johnson LLP, which provides legal services to American Bankers, including in connection with the Proposed AIG Merger (as defined below) and the Cendant Offer, for which it will receive compensation.

Item 4. The Solicitation or Recommendation

      (a)-(b) Recommendation, Reasons for the Recommendation and Background. The Board of Directors of the Company (the "Board of Directors" or the "Board") has unanimously determined (with one director absent) that, in light of all the relevant circumstances and for the reasons set forth below, it is unable to take a position with respect to the Cendant Offer and is making no recommendation at this time with respect to the Cendant Offer. The reasons for this determination include the following:

            (1) The Board of Directors, along with its legal and financial advisors, considered the fact that the Cendant Offer currently contemplates a price of $58 per Share, a 23% premium over the $47 per Share in the Proposed AIG Merger. However, because of the provisions of the AIG Merger Agreement which prohibit the Company from engaging in negotiations with or having discussions with Cendant concerning the Cendant Offer as well as the lack of certain information which the Company expects will be disclosed in the regulatory process, the Board of Directors has been unable to assess several aspects of the Cendant Offer, including the following:

                  o Cendant's relatively high level of financial leverage, which would be further increased by the indebtedness it intends to incur to finance the Cendant Offer, and the effect of such leverage on the operations of the Company;

                  o Cendant's proposed business plans for the Company following the Cendant Offer if the Cendant Offer were successful, including treatment of accounts, employees and policyholders;

                  o Cendant's experience in owning and operating insurance companies;

                  o The ability of Cendant to provide licensed facilities outside of the United States to permit international distribution of the Company's products;

                  o The ability of Cendant to realize the synergies that Cendant has indicated will be achieved;

                  o Whether increased revenue levels projected by Cendant require additional capital infusions in the Company's operating subsidiaries and the source of such capital;

                  o Cendant's plans with respect to intercompany transactions with the Company's insurance subsidiaries involving intercompany royalties and fees;

                  o The potential reaction of the Company's producers and reinsurers to Cendant; and

                  o The potential volatility of the Cendant common stock, par value $.0l per share (the "Cendant Common Stock").

            (2) The Board of Directors continues to believe that the transaction contemplated (the "Proposed AIG Merger") by the Agreement and Plan of Merger (the "AIG Merger Agreement"), dated as of December 21, 1997, as amended and restated as of January 7, 1998 and as further amended on January 28, 1998, among the Company, American International Group, Inc. ("AIG") and AIGF, Inc., a Florida corporation and a wholly-owned subsidiary of AIG ("AIGF") represents a more attractive alternative than operating on a stand-alone basis because:

                  o AIG represents a strong long-term strategic partner for the Company and AIG is a market leader in the insurance industry with an excellent and long-standing operating history;

                  o AIG has extensive knowledge of and experience in regulatory matters;

                  o The Board believes that AIG's long-term debt rating will enable the Company to have access to capital on more favorable terms than it previously experienced. The Board also believes that the favorable claims-paying ratings of AIG's insurance subsidiaries would enhance sales of the Company's insurance products; and

                  o The Board believes that a combination with AIG would allow access to AIG's considerable international experience and substantial resources, at a time of industry consolidation, which would enable the Company to expand beyond the domestic market. The Board of Directors also believes that a combination with AIG would allow the Company to enjoy opportunities for operating efficiencies and synergies as a result of the Proposed AIG Merger, particularly in the international distribution of the Company's products.

            (3) The Board of Directors believes that the Cendant Offer has commenced a process which may lead to higher bids or offers for the Company from Cendant, AIG or others. Consequently, the Board of Directors believes that it would be premature to make a recommendation with respect to the Cendant Offer at this time. The Company has not to date received any such higher bids or offers from Cendant, AIG, or others.

      The Board did not assign relative weights to the factors listed above.

      A discussion of the background of the events leading up to the execution of the AIG Merger Agreement by the Company, and the reasons for the determination of the Board to recommend approval and adoption of the AIG Merger Agreement are set forth on pages 22-31 of the Proxy Statement/Prospectus of the Company and AIG filed with the SEC on January 30, 1998 (the "Proxy Statement/Prospectus"), a complete copy of which is filed as Exhibit 3 hereto, and such material on pages 22-31 is incorporated by reference herein in its entirety. The AIG Merger Agreement is filed as Exhibit 2 hereto and is incorporated by reference herein in its entirety. In connection with the AIG Merger Agreement, (i) AIG and the Company entered into a Stock Option Agreement, dated as of December 21, 1997 (the "Stock Option Agreement") pursuant to which the Company granted AIG an option to purchase a number of newly issued shares of Common Stock equal to approximately 19.9% of the outstanding shares of Common Stock upon the occurrence of certain events and (ii) R. Kirk Landon, Chairman of the Company and Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer of the Company (collectively, the "Shareholders") entered into a Voting Agreement dated as of December 21, 1998 with AIG (the "Voting Agreement"), pursuant to which each of Messrs. Landon and Gaston and certain entities affiliated with Mr. Landon agreed to vote all of the Shares beneficially owned by such shareholder (representing approximately 8.2% of the outstanding Shares)
(i) in favor of adoption and approval of the AIG Merger Agreement and the Proposed AIG Merger at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Proposed AIG Merger. The Stock Option Agreement and the Voting Agreement are filed as Exhibit 4 and Exhibit 5 hereto, respectively, and are incorporated in their entirety herein by reference. Descriptions of the terms of the Stock Option Agreement and the Voting Agreement are set forth on pages 52-54 of the Proxy Statement/ Prospectus, and such material on pages 52-54 is incorporated by reference herein in its entirety. A description of the terms of the AIG Merger Agreement is set forth on pages 38-51 of the Proxy Statement/Prospectus, and such material on pages 38-51 is incorporated by reference herein in its entirety. The descriptions of the AIG Merger Agreement, the Stock Option Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, complete copies of which are filed as Exhibits 2, 4 and 5, respectively, hereto.

      On January 27, 1998, Cendant publicly announced a proposal to acquire the Company for $58 per share of Common Stock, to be paid in cash and common stock of Cendant. Such proposal was communicated in a letter (the "Cendant Offer Letter") to the members of the Board of Directors from Henry R. Silverman, President and Chief Executive Officer of Cendant, and Walter A. Forbes, Chairman of Cendant. A copy of the Cendant Offer Letter is filed as Exhibit 6 hereto and is incorporated in its entirety herein by reference. On January 27, 1998, Cendant filed its tender offer documents with the SEC on Schedule 14D-1. Pursuant to the Cendant Offer, Purchaser seeks to purchase 23,501,260 Shares, subject to the terms and conditions stated therein, at $58 per Share in cash. Cendant contemplates that after consummation of the Cendant Offer, the Company would be merged with and into a subsidiary of Cendant (the "Cendant Merger") and all Shares not tendered in the Cendant Offer would be converted into that number of shares of Cendant Common Stock having a value equal to $58. Cendant also contemplates that in such merger, each outstanding share of $3.125 Series B Cumulative Convertible Preferred Stock of the Company (the "Preferred Stock") would be converted into one share of a new series of convertible preferred stock of Cendant having similar terms, except that such shares would be convertible into shares of Cendant common stock in accordance with the terms of the Preferred Stock.

      The Cendant Offer is subject to a number of conditions, including (a) there being validly tendered and not properly withdrawn prior to the expiration of the Cendant Offer a number of Shares which, together with Shares owned by Cendant and Purchaser, constitute at least 51% of the Shares outstanding on a fully diluted basis; (b) Purchaser being satisfied, in its sole discretion, that the provisions of Section 607.0901(2) of the Florida Business Corporation Act (the "FBCA") are inapplicable to the Cendant Merger; (c) Purchaser being satisfied, in its sole discretion, that the provisions of Section 607.0902 of the FBCA continue to be inapplicable to the acquisition of Shares pursuant to the Cendant Offer; (d) the purchase of Shares pursuant to the Cendant Offer having been approved for purposes of rendering the supermajority vote requirement of the Company's Third Amended and Restated Articles of Incorporation (the "Articles") inapplicable to Cendant and Purchaser; (e) the Rights having been redeemed by the Board, or Purchaser being satisfied, in its sole discretion, that the Rights are invalid or otherwise inapplicable to the Cendant Offer and to the Cendant Merger; (f) the option contemplated by the Stock Option Agreement having been terminated or invalidated without any Shares having been issued thereunder; and (g) Cendant and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control over the Company's subsidiaries on terms and conditions satisfactory to Purchaser, in its sole discretion.

      In connection with its proposal, on January 27, 1998, Cendant commenced litigation against the Company, members of the Board, AIG and AIGF in the United States District Court for the Southern District of Florida, as described more fully in Item 8 below.

      Also on January 27, 1998, the Company issued a press release, a copy of which is filed as Exhibit 7 hereto and is incorporated in its entirety herein by reference, announcing that the Board would review Cendant's proposal in due course, and requesting that holders of Shares not take any action until such time as the Company responds to the Cendant Offer.

      Subsequent to the announcement of the Cendant Offer, AIG on January 27, 1998 delivered notice to the Company exercising its option to purchase the 8,265,626 Shares issuable under the Stock Option Agreement. The consummation of such purchase is subject to applicable regulatory approvals. A copy of the AIG notice of exercise of the option under the Stock Option Agreement is filed as
Exhibit 8 hereto and is incorporated in its entirety herein by reference.

      On January 28, 1998, the Board of Directors met telephonically to review the terms of the Cendant Offer. The Board was apprized of the nature of the litigation commenced by Cendant and others. Members of the Board were also advised as to their fiduciary duties with respect to the Cendant Offer and the Proposed AIG Merger as well as the Company's contractual obligations under the AIG Merger Agreement. The Board determined to meet again on February 5, 1998, at which time it would consider fully the Cendant Offer and the advice of its legal and financial advisors.

      Thereafter, representatives of Smith Barney Inc., now affiliated with Salomon Brothers Inc. ("Salomon Smith Barney"), financial advisor to the Company, and Dewey Ballantine LLP and Jorden Burt Berenson & Johnson LLP, counsel to the Company, had periodic discussion with representatives of Goldman, Sachs & Co., financial advisor to AIG ("Goldman Sachs"), and Sullivan & Cromwell, counsel to AIG, to discuss AIG's position with respect to the Cendant Offer.

      On January 30, 1998, the Company and AIG filed the Proxy
Statement/Prospectus with the Commission, and on February 2, 1998 copies of the Proxy Statement/Prospectus were distributed to shareholders of the Company.

      On January 30, 1998, the Company and AIG were informed that they had been granted early termination, effective January 30, 1998, of the waiting period for approval of the Proposed AIG Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder. The early termination also applies to AIG's option to purchase Shares under the Stock Option Agreement.

      On January 30, 1998, Cendant filed preliminary proxy materials with the SEC to solicit shareholders of the Company in opposition to the Proposed AIG Merger. Concurrently, Cendant announced its intention to send proxy materials to shareholders of the Company promptly after such materials are finalized in accordance with federal securities laws.

      At its meeting on February 5, 1998, the Board of Directors, along with its legal and financial advisors, fully considered the Cendant Offer, as well as the fiduciary duties of the Board and its obligations under Florida law to consider the impact of the Cendant Offer on other constituencies such as policyholders, accounts and employees, and determined that, in light of all the relevant circumstances and for the reasons set forth above, it is unable to take a position with respect to the Cendant Offer and is making no recommendation at this time with respect to the Cendant Offer.

      As described more fully in Item 8 below, at its meeting on February 5. 1998, the Board of Directors also unanimously approved an amendment to the Rights Agreement providing that the Board of Directors may extend a Distribution Date (as defined in the Rights Agreement) beyond the dates set forth in the Rights Agreement, upon approval by a majority of the Continuing Directors (as defined in the Rights Agreement). Pursuant to the Rights Agreement, as so amended, the Board of Directors resolved that the Distribution Date shall not occur until such date as may be determined by action of the Board of Directors in accordance with the terms of the Rights Agreement, as amended.

      In addition to the matters set forth above, at its meeting on February 5, 1998, the Board of Directors of the Company approved the filing of this Statement as well as a letter to be sent to shareholders (the "Shareholder Letter") and a press release (the "February 6 Company Press Release"), each dated February 6, 1998, describing the position of the Board of Directors set forth herein. Copies of the Shareholder Letter and the February 6 Company Press Release are filed as Exhibits 9 and 10, respectively, hereto and are incorporated by reference herein.

      On February 5, 1998, the Company issued a press release (the "Earnings Release") announcing operating results for the year ended December 31, 1997. The Earnings Release, which includes summarized financial statement tables for the quarter ended and year ended December 31, 1997, is filed as Exhibit 11 hereto and is incorporated herein by reference in its entirety.

      The Earnings Release sets forth the following information. Net operating income for the fourth quarter of 1997 was $29.2 million or $.62 per share on a diluted basis. This compares with net operating income of $25.2 million or $.54 per share for the same period in 1996. Operating results for the fourth quarter 1997 increased $4.0 million or 16% as compared with the same period in 1996. On a basic earnings per share basis, net operating income for the fourth quarter of 1997 was $.66 per share compared with $.57 per share for the same period of 1996.

      Gross collected premiums for the fourth quarter of 1997 increased approximately 10% from $652.6 million to $720.2 million. Gross collected premiums for 1997 were $2.740 billion versus $2.493 billion for 1996. This represents an increase of approximately 10% in 1997 over 1996.

      Operating results in the fourth quarter were driven by the growth in net earned premiums of 10% over the same period in 1996, coupled with consistently good underwriting results and a favorable operating expense ratio. The ratio of claims and commission expenses to net earned premiums was 78.7% which continues to reflect favorable underwriting trends experienced throughout 1997. Operating expenses in the quarter totaled $74.2 million or 11.2% of gross earned premiums. This compared with an operating expense ratio of 12.2% for the same period in 1996. The quarter also benefitted from a lower effective tax rate of 25.9% compared with 31.3% in the same period in 1996. The overall effective tax rate for 1997 was 28% compared with 30.5% for 1996.

      Net income for the fourth quarter of 1997 was $30.0 million or $64 per share on a diluted basis, compared with $26.2 million or $56 per share for the same period in 1996. On a basic earnings per share basis, net income for the fourth quarter of 1997 was $28.2 million or $.68 per share compared with $24.3 million or $.59 per share for the same period in 1996. Fourth quarter net income includes realized investment gains, net of tax, of $.8 million or $.02 per share compared with realized investment gains, net of tax, of $1.0 million or $.02 per share for the same period in 1996.

      Weighted average shares outstanding on a diluted basis for the quarter were 47.1 million compared with a split adjusted figure of 46.7 million for the same period in 1996. The Company declared a two-for-one Common Stock split in August 1997. As a result of the stock split all common shareholders of record on August 29, 1997 received one additional share for each share they held.

      On a diluted basis net operating income increased $18.6 million or 21% in 1997 over 1996. Net operating income for the year ended December 31, 1997 was $108.3 million or $2.31 per share compared with net operating income of $89.7 million or $2.04 per share in 1996. On a basic earnings per share basis, net operating income per share for 1997 was $2.44 per share compared with $2.12 per share for 1996.

      Adjusted net income for the year ended December 31, 1997 was $115.1 million or $2.45 per share on a diluted basis, compared with net income of $94.7 million or $2.16 per share for 1996.

      Stockholders' equity was $698.9 million (excluding $115 million of preferred stock) and book value per common share was $16.83 at December 31, 1997.

Item 5. Persons Retained, Employed or to be Compensated

      The Company has retained Broadgate Consultants, Inc. as a public relations advisor in connection with the Cendant Offer and has retained MacKenzie Partners, Inc. to assist the Company in communications with shareholders and to provide other services in connection with the Proposed AIG Merger and the Cendant Offer. The Company will pay Broadgate Consultants, Inc. and MacKenzie Partners, Inc. reasonable and customary compensation for their services and will reimburse MacKenzie Partners, Inc. and Broadgate Consultants, Inc. for their reasonable out-of-pocket expenses incurred in connection therewith.

      The Company retained Salomon Smith Barney to explore and evaluate a strategic combination with AIG. The Company agreed to pay Salomon Smith Barney:
(i) a retainer fee (the "Retainer Fee") of $100,000, which has been paid; and
(ii) an additional fee of $1,000,000 (an "Opinion Fee"), which becomes payable upon delivery by Salomon Smith Barney of an Opinion (whether oral or written, as requested by the Company) to the Board of Directors of the Company as to whether the consideration to be received by the Company or its shareholders, as the case may be, in connection with either the transaction contemplated by the AIG Merger Agreement or the Cendant Offer (each a "Transaction") is fair to the Company or such shareholders from a financial point of view (provided, however, that the aggregate Opinion Fees payable shall not exceed $2,000,000) (Salomon Smith Barney rendered such an Opinion in connection with the approval by the Board of Directors of the Proposed AIG Merger and has been paid an Opinion Fee by the Company). In addition, the Company has agreed to pay Salomon Smith Barney a transaction fee (the "Transaction Fee") of $5.5 million (less the Retainer Fee and Opinion Fees referred to in (i) and (ii) above), except that in the event a Transaction involves the purchase of shares of Common Stock, an additional fee will be payable as follows: (A) if the total consideration per share paid to or received by the shareholders of the Company is greater than $40.00 but less than or equal to $58.00 the Company will pay to Salomon Smith Barney an additional fee in an amount equal to the lesser of (x) $6.6 million and (y) 2% of the aggregate amount of such consideration paid to all Company shareholders in excess of $40.00 per share; and (B) if the total consideration per share paid to or received by the shareholders of the Company is greater than $58.00, the Company will pay to Salomon Smith Barney an additional fee in an amount equal to (x) $6.6 million plus (y) 1% of the aggregate amount of such consideration paid to all Company shareholders in excess of $58.00 per share; provided, however, that the additional fee payable under this clause (B) shall not exceed $9.5